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                     January 20, 2023

       Felix Yun Pun Wong
       Chief Financial Officer
       Inception Growth Acquisition Limited
       875 Washington Street
       New York, NY 10014

                                                        Re: Inception Growth
Acquisition Limited
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41134

       Dear Felix Yun Pun Wong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Lawrence Venick